Exhibit 99.B(d)(2)

Dated: August 12, 2011

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE BOSTON TRUST & WALDEN FUNDS

AND

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

Name of Fund	Compensation(1)

Boston Trust Balanced Fund	0.75% of average daily net assets

Boston Trust Equity Fund	0.75% of average daily net assets

Boston Trust Midcap Fund	0.75% of average daily net assets

Boston Trust Small Cap Fund	0.75% of average daily net assets

Boston Trust SMID Cap Fund(3)	0.75% of average daily net assets

Walden Balanced Fund	0.75% of average daily net assets

Walden Equity Fund	0.75% of average daily net assets

Walden Midcap Fund(2)	0.75% of average daily net assets

Walden Small Cap Innovations Fund	0.75% of average daily net assets

Walden SMID Cap Innovations Fund(3)	0.75% of average daily net assets

THE BOSTON TRUST & WALDEN FUNDS		BOSTON TRUST INVESTMENT
(f/k/a The Coventry Group)		MANAGEMENT, INC.

By:	/s/Lucia Santini	By:	/s/ William Apfel

Name:	Lucia Santini	Name:	William Apfel

Title:	President	Title:	EVP

(1) All Fees are computed daily and paid monthly.

(2) Approved by Board of Trustees on May 19, 2011.

(3) Approved by Board of Trustees on August 12, 2011